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                                                                    EXHIBIT 23.5



The Honorable Mayor and Members of the Assembly
Municipality of Anchorage Telephone Utility Fund

We consent to incorporation by reference in the Registration Statement (No. 333-92091) on Form S-8 of Alaska Communications Systems Group, Inc. of our report dated February 19, 1999 relating to the balance sheets of the Municipality of Anchorage Telephone Utility Fund as of December 31, 1998 and 1997, and the related statements of revenues, expenses and changes in retained earnings, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1999 annual report on Form 10-K of Alaska Communications Systems Group, Inc. Our report contains a paragraph which emphasizes that the financial statements represent the financial position and results of operations of the Municipality of Anchorage, Alaska, Telephone Utility Fund and not the Municipality of Anchorage, Alaska taken as a whole.

                                                                    /s/ KPMG LLP

Anchorage, Alaska
March 20, 2000


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